Exhibit 10.10(a)
G-III APPAREL GROUP, LTD.
2005 STOCK INCENTIVE PLAN
STOCK OPTION GRANT NOTICE
     G-III Apparel Group, Ltd. (the “Company”), pursuant to its 2005 Stock Incentive Plan (the “Plan”), hereby grants to the “Optionee” identified below a nonstatutory option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this Grant Notice and in the attached Stock Option Agreement of which this Grant Notice is a part, and to the terms and conditions of the Plan.

Optionee:	<name>

Date of Option Grant:	<date>

Number of Shares:	<No of options>

Exercise Price Per Share:	<exercise price>
     By acknowledging this grant online via the Morgan Stanley Stock Plan Services website, the Optionee acknowledges and certifies that the Optionee (a) has had the opportunity to read and understand the Plan and the Stock Option Agreement, and (b) agrees to be bound by the terms and conditions of the option, as set forth in the this Grant Notice, the Stock Option Agreement and the Plan. This option is not valid unless acknowledged by the Optionee.

G-III APPAREL GROUP, LTD.
STOCK OPTION AGREEMENT
     Pursuant to the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (the “Plan”), the Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement, G-III Apparel Group, Ltd. (the “Company”) has granted to the Optionee named in the Grant Notice an option to purchase the number of shares of Common Stock set forth in the Grant Notice for the purchase price per share set forth in the Grant Notice. The terms and conditions of this Stock Option Agreement, including the terms of the Grant Notice, shall govern your stock option. The option shall not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986.
     1.     Except as specifically provided herein, this option will become vested and exercisable in 20% increments on each of the first five anniversaries of the Option Grant Date (the “Grant Date”) specified in the Stock Option Grant Notice, subject to the Optionee’s continuous employment or service with the Company or its affiliates through the applicable anniversary vesting date. Unless terminated sooner, the option will expire if and to the extent it is not exercised within ten years from the Grant Date.
     2.     To the extent vested, the option may be exercised in whole or in part by delivering to the Secretary of the Company (a) a written notice specifying the number of shares to be purchased, and (b) payment in full of the exercise price, together with the amount, if any, deemed necessary by the Company to enable it to satisfy any income tax withholding obligations attributable to the exercise. The exercise price shall be payable by bank or certified check or pursuant to such other methods, including, without limitation, broker-assisted cashless exercise, as may be approved by the Committee under the Plan and permitted by applicable law from time to time.
     3.     No shares of Common Stock shall be sold or delivered hereunder until full payment for such shares has been made. The Optionee shall have no rights as a stockholder with respect to any shares covered by this option until the stock covered by the exercise of the option is issued in the name of the

Optionee. Except as otherwise specified, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.
     4.     This option is not assignable or transferable except upon the Optionee’s death to a beneficiary designated by the Optionee in a written beneficiary designation filed with the Company or, if no duly designated beneficiary shall survive the Optionee, pursuant to the Optionee’s will and/or by the laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee.
     5.     If the Optionee ceases to be employed by or to perform services for the Company and its affiliates for any reason before the option is fully vested, then the non-vested portion of the option will thereupon terminate and be of no further force or effect. If the Optionee ceases to be employed by or to perform services for the Company and its affiliates for any reason other than death or disability (defined below), then, unless sooner terminated under the terms hereof, the vested portion of the option will terminate if and to the extent it is not exercised within three months after the date of the Optionee’s termination of employment or service, provided, however, if the Optionee’s employment or service is terminated by the Company for cause (defined below), then this option (whether or not vested) will terminate upon the date of such termination of employment or service. If the Optionee’s employment or service is terminated by reason of the Optionee’s death or disability (or if the Optionee’s employment or service is terminated by reason of disability and the Optionee dies within one year after such termination of employment or service), then, unless sooner terminated under the terms hereof, the vested portion of the option will terminate if and to the extent it is not exercised within one year after the date of such termination of employment or service (or within one year after the date of the Optionee’s death if the Optionee’s employment or service is terminated by reason of disability and the Optionee dies within one year after such termination). For purposes hereof, the term “disability” means the inability of the Optionee to perform the customary duties of the Optionee’s employment or other service for the Company and its affiliates by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration; and, the term “cause” means the Optionee’s (a) failure or refusal to perform the Optionee’s duties for the Company or its affiliates, (b) commission of a crime involving moral turpitude, (c) conviction for commission of a felony, (d) attempt to improperly secure any personal profit in connection with the business of the Company or its affiliates or (e) dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company or its affiliates.
     6.     Nothing contained herein shall be deemed to give the Optionee a right to be retained in the employ of the Company or any affiliate or affect the right of the Company and its affiliates to terminate or amend the terms and conditions of the Optionee’s employment.
     7.     The provisions of the Plan, the terms of which are incorporated in this Agreement, shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof.
     8.     This Agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflict of laws.
     9.     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, including the Grant Notice, constitutes the entire agreement between the parties with respect to the subject matter hereof and may not be modified except by written instrument executed by the parties.
     10.   This Agreement has been made as of the Grant Date.

G-III APPAREL GROUP, LTD.

By:

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